Exhibit 3.1.1
CERTIFICATE OF INCORPORATION
OF
STATE BANCORP, INC.
(Under Section 402 of the Business Corporation Law)

The undersigned incorporators, natural persons over the age of eighteen years, in order to form a corporation under the Business Corporation Law of the State of New York, certify as follows:

1.  Name. The name of the corporation is State Bancorp, Inc. (hereinafter called the “Corporation”).

2.  Purposes. Subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate, the purposes for which the Corporation is formed are:

2.1.  to act as a bank holding company, with all of the rights, powers and privileges, and subject to all of the limitations, specified in any applicable state or federal legislation from time to time in effect;

2.2.  to engage in any other lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3.  Office. The office of the Corporation is to be located in the village of New Hyde Park, County of Nassau, State of New York.

4.  Number of Shares. The aggregate number of shares which the Corporation shall have authority to issue is: One Million, Five Hundred Thousand (1,500,000), all of which shall be common shares of the par value of Five Dollars ($5) each.

5.  Designation of Secretary of State; Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is:

State Bancorp, Inc.

699 Hillside Avenue

New Hyde Park, New York 11040

Attn: Secretary

6.  Duration. The duration of the Corporation is to be perpetual.

7.  Directors.

A.  Except as otherwise provided by this Certificate of Incorporation, the number of, the retirement age of and other restrictions and qualifications for directors of the Corporation shall be fixed by the Bylaws of the Corporation and such number, retirement age and other restrictions and qualifications may be altered only by the affirmative vote of at least 80% of the entire Board of Directors from time to time in the manner provided in the Bylaws.

B.  The directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2, and Class 3. The initial directors of Class 1 shall serve until the first (1st ) annual meeting of shareholders. At the first (1st) annual meeting of the shareholders, the directors of class 1 shall be elected for a term of three (3) years and, after expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The initial directors of Class 2 shall serve until the second (2nd) annual meeting of shareholders. At the second (2nd) annual meeting of the shareholders, the directors of Class 2 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. The initial directors of Class 3 shall serve until the third (3rd) annual meeting of shareholders. At the third (3rd) annual meeting of the shareholders the directors of Class 3 shall be elected for a term of three (3) years and, after the expiration of such term, shall thereafter be elected every three (3) years for three (3) year terms. Each director shall serve until his/her successor shall have been elected and shall qualify, even though his/her term of office as herein provided has otherwise expired, except in the event of his/her earlier resignation, removal or disqualification.

C.  Notwithstanding any other provision of the Certificate of Incorporation or Bylaws of the Corporation, any director may be removed from office by the affirmative vote of at least 80% of the shares of stock of the Corporation entitled to vote generally in the election of directors or by the affirmative vote of at least 80% of the entire Board of Directors, but only for cause. For the purpose of this paragraph C, cause shall mean either:

1.  a felony conviction no longer subject to appeal;

2.  a final adjudication of negligent or improper conduct in the performance of the director’s duty to the Corporation; or

3.  a final order of removal from office no longer subject to review, duly issued by the appropriate federal or state agency.

8.  Preemptive Rights. No holder or shares of any class or of any series of any class shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration. Any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable without first offering such shares, obligations, other securities, options, or rights or any part thereof to existing shareholders.

9.  Indebtedness. The corporation shall have authority to borrow money and the Board of Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitations as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

10.  Opposition of Tender (or other offer).

A.  The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the corporation’s securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

1.  whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

2.  whether a more favorable price could be obtained for the Corporation’s securities in the future;

3.  the impact which an acquisition of the Corporation would have on its employees, depositors and customers of the Corporation and its subsidiaries in the community which they serve;

4.  the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock;

5.  the value of the securities, if any, which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the Corporation as compared to the Corporation or other entity whose securities are being offered;

6.  any antitrust or other legal and regulatory issues that are raised by the offer.

11.  Business Combinations.

A.  No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of:

1.  the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of the Corporation, provided that such transaction has received the prior approval of sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors; or

2.  the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock of the Corporation, provided that such transaction has received the prior approval of eighty percent (80%) of the entire Board of Directors.

Any business combination involving a 5% Stockholder (as hereinafter defined) shall require the percentage approval referenced in subparagraphs A.1. and A.2. in addition to any shares beneficially owned by such 5% Stockholder (i.e., in computing the aforesaid percentages, the shares owned by the 5% shareholder shall not be considered).

B.  In addition to any affirmative vote required by law or under any other provision of this Certificate of Incorporation, and except as otherwise expressly provided in paragraph C of this Article 11:

1.  any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (a) any 5% Stockholder or (b) any other Corporation (whether or not itself a 5% Stockholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of a 5% Stockholder; or

2.  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any 5% Stockholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is made; or

3.  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to any 5% Stockholder or exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of more than 10% of the consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is made; or

4.  the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

5.  any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a 5% Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any 5% Stockholder shall require the affirmative vote of the holders of at least 95% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this paragraph B as one class (“Voting Shares”).

C.  The provisions of paragraph B shall not be applicable to any particular business combination, and such business combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the following conditions shall have been satisfied:

1.  The ratio of: (a) the aggregate amount of the cash and the fair market value of other consideration to be received per share by holders of common stock of the Corporation (“Common Stock”) in such business combination, to (b) the market price of the Common Stock immediately prior to the announcement of such business combination, is at least as great as the ratio of: (a) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which such 5% Stockholder has paid for any shares of Common Stock acquired by it within the two-year period prior to the business combination, to (b) the market price of the Common Stock immediately prior to the initial acquisition by such 5% Stockholder of any Common Stock;

2.  The aggregate amount of the cash and fair market value of other consideration to be received per share by holders of Common Stock in such business combination is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such 5% Stockholder in acquiring any of its holdings of Common Stock;

3.  The consideration to be received by holders of Common Stock in such business combination shall be in the same form and of the same kind as the consideration paid by the 5% Stockholder in acquiring the shares of Common Stock already owned by it;

4.  After such 5% Stockholder has acquired ownership of not less than 5% of the then outstanding Voting Shares (a “10% Interest”) and prior to the consummation of such business combination: (a) such 5% Stockholder shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to obtaining a 5% Interest or as a result of a pro rata stock dividend or stock split); and (b) such 5% Stockholder shall not have acquired any additional shares of the Corporation’s outstanding Common Stock or securities convertible into or exchangeable for Common Stock except as a part of the transaction which resulted in such 5% Stockholder acquiring its 5% Interest;

5.  Prior to the consummation of such business combination, such 5% Stockholder shall not have (a) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or (b) made any major change in the Corporation’s business or equity capital structure without the unanimous approval of the entire Board; and

6.  A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval of such business combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such business combination, from the point of view of the holders of Voting Shares other than any 5% Stockholder (such investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

D.  For the purposes of paragraphs B through D:

1.  A “person” shall mean any individual, firm, Corporation or other entity.

2.  “5% Stockholder” shall mean, in respect of any business combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such business combination, or immediately prior to the consummation of any such transaction,

(a)  is the beneficial owner, directly or indirectly, of not less than 5% of the Voting Shares, or

(b)  is an Affiliate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 5% of the then outstanding Voting Shares, or

(c)  is an assignee of or has otherwise succeeded to any shares of capital stock of the Corporation which were at any time within two years prior thereto beneficially owned by any 5% Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

3.  A person shall be the “beneficial owner” of any Voting Shares:

(a)  which such person or any of its Affiliates and Associates (as hereinafter defined) beneficially own, directly or indirectly; or

(b)  which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(c)  which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

4.  The outstanding Voting Shares shall include shares deemed owned through application of subparagraph D.3 above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

5.  “Continuing director” shall mean a person who was a member of the Board of Directors of the Corporation elected by the Public Holders prior to the date as of which any 5% Stockholder acquired in excess of 5% of the outstanding Voting Shares, or a person designated (before his initial election as a director) as a continuing director by a majority of the then continuing directors.

6.  “Other consideration to be received” shall mean Common Stock of the Corporation retained by its Public Holders in the event of a business combination in which the Corporation is the surviving Corporation.

7.  “Affiliate” and “Associate” shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

8.  “Subsidiary” means any Corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of 5% Stockholder set forth in subparagraph D.2, the term “Subsidiary” shall mean only a Corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

9.  A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article 11., on the basis of information known to them, (a) the number of Voting Shares beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, or (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in subparagraph D.3.

10.  Nothing contained in this Article 11. shall be construed to relieve any 5% Stockholder from any fiduciary obligation imposed by law.

12.  Amendments. Articles 7, 8, 10, and 11 of this Certificate of Incorporation, and this Article 12, may not be amended, altered, changed or repealed without the affirmative vote of holders of the outstanding capital stock of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast thereon at a regular or special meeting of shareholders duly convened after notice of such purpose to the shareholders.

IN WITNESS WHEREOF, the undersigned incorporators subscribe this Certificate and affirm it as true under the penalties of perjury on this 18th day of November, 1985.

s/ Thomas F. Goldrick, Jr. One Pell Lane Syosset, NY 11791	s/ John A. McAuley 39 Colony Lane Manhasset, NY 11030
s/ Robert G. Keller 15 Laurel Cove Road Oyster Bay Cove, NY 11771	s/ Frank E. Picciano 124 Jackson Street Garden City, NY 11530

STATE OF NEW YORK )
) SS:
COUNTY OF NASSAU )

On this 18th day of November, 1985, before me personally came Thomas F. Goldrick, Jr., Robert G. Keller, John A. McAuley, and Frank E. Picciano, known to me to be the individuals described in and who executed the foregoing Certificate of Incorporation, and they duly acknowledged to me that they executed the same.

s/
Notary Public